Exhibit 99.2

VASCO Data Security International, Inc.

Q3 2013 Revenue Estimate and

Full-Year 2013 Guidance Update

Prepared Remarks

October 16, 2013

Comments by T. Kendall Hunt:

Before we begin the conference call, I would like to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” “PROJECTS” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

Good morning everyone. Earlier today, we issued a press release stating that we expect revenues for the third quarter of 2013 to be approximately $39 million and that we also expect to fall short of our previously published guidance for full year 2013 revenue and operating income as a percent of revenue.

Our current revenue estimate for Q3 2013 of $39 million is approximately 7% higher than our revenues for Q3 2012. The estimate of revenue for the quarter is subject to completion of our normal quarterly review processes, which we expect to complete on or around October 24, 2013. We currently believe that our revenue for full-year 2013 will be in a range of $150 million to $155 million, down from previous guidance of $162 to $167 million. We also believe that our operating income, excluding amortization of acquisition-related intangible assets, will be in the range of 8% to 10% of revenue, down from our previous guidance of 12% to 14% of revenue.

Lower than expected performance in the Enterprise and Application Security market in the third quarter and an expected continuation of that trend in the fourth quarter are the primary reasons that VASCO is reducing its revenue and operating margin guidance for full year 2013. We are disappointed that our increased investments in the Enterprise and Application Security market have not yielded the expected return. Going forward, we will focus more directly on the solid base of business we have in that market and take the necessary actions to ensure that our costs for the business are appropriate for the revenues and gross margins the business generates. Also, many of the banking RFPs that we were tracking were delayed by one or more quarters. This means that much of the banking revenues have moved into 2014. Even at the lower revenue levels, we expect that we will continue to be profitable.

At this time, I would like to open the call to your questions, operator.